SECURITIES AND EXCHANGE COMMISSION


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 Date of Report
                (Date of earliest event reported): August 9, 2004
                                                   --------------


                                  BENIHANA INC.
                                  -------------
             (Exact Name of Registrant as specified in its Charter)



                 Delaware                  0-26396           65-0538630
                ----------               -----------         ----------
         (State or other jurisdiction    (Commission        (IRS Employer
             of incorporation)            File Number)     Identification No.)



                8685 Northwest 53rd Terrace, Miami, Florida     33166
                ------------------------------------------------------
               (Address of Principal Executive Offices)       (ZIP Code)



       Registrant's telephone number, including area code: (305) 593-0770
                                                           --------------

                     Item 7.   Financial Statements and Exhibits
                               ---------------------------------
                               (c) Exhibit 99.1. Press Release of Benihana Inc. dated August 9, 2004.


                     Item 12.  Results of Operations and Financial Condition
                               ---------------------------------------------
                     On August 9, 2004, the Registrant issued a press release announcing its first quarter sales and comparable sales results for the fiscal quarter ended July 18, 2004. A copy of the press release is included with this Report as Exhibit 99.1.



                                   SIGNATURES

                               Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              BENIHANA INC.



                                              By: /s/ Michael R. Burris
                                                 ------------------------------
                                                 Michael R. Burris
                                                 Senior Vice President of
                                                 Finance and Treasurer

                                                                   Exhibit 99.1


                              FOR IMMEDIATE RELEASE

                        BENIHANA REPORTS 2.7% INCREASE IN
                    FIRST QUARTER COMPARABLE RESTAURANT SALES
                                  ------------

      Higher Food Prices, Non-Recurring Expense Reduce Earnings Expectations

MIAMI, FL., August 9, 2004 - Benihana Inc. (NASDAQ: BNHNA and BNHN) today reported that comparable restaurant sales increased 2.7% for the first fiscal quarter (sixteen weeks) ended July 18, 2004, with all restaurant concepts contributing to the gain. At the same time, the Company said it was adjusting downward its previous estimate for earnings per share for the first fiscal quarter due principally to a one-time charge for architectural services related to future construction and renovation and to higher commodity prices.

           The increase in comparable restaurant sales was the result primarily of continued growth in customer traffic. Comparable store sales in the first quarter of fiscal 2005 increased 1.7% at Benihana teppanyaki restaurants, 5.8% at Haru and 9.9% at RA Sushi. Total restaurant sales in the first quarter of fiscal 2005 are estimated to have increased 7.3%, to $64.9 million.

           Benihana said that it now expects to report net income for the first fiscal quarter of approximately $0.18 to $0.20 per fully diluted share, compared to a previously anticipated range of $0.31 to $0.33. This is the first time that the Company has lowered its guidance. The adjustment reflects a non-recurring expense of approximately $550,000 related to costs associated with the planning and design work for the Company's previously announced construction and renovation program for the teppanyaki restaurant chain being conducted by WD Partners. The design work is virtually complete and future expenses associated with the project are not expected to be material. "We are highly pleased with the results from this effort, which will enable our Company to upgrade older teppanyaki restaurants with an exciting, fresh look and that provides a template for efficient use of space, lower operating costs and construction cost savings," said Joel A. Schwartz, President.

.. The Company said that in the first quarter it incurred higher costs for food prices, particularly for beef (which accounts for about 40% of food expenses at the teppanyaki restaurants), shrimp, lobster and other commodities, adversely affecting results. Cost of food and beverage sales in the quarter increased 11%, compared to the corresponding period a year ago. Commodity costs are expected to remain high since future imposition of tariffs on shrimp imports are anticipated.

           Benihana reported that it has taken steps to offset and reduce those and other expenses. A 3-4% average price increase was instituted in mid-July at the teppanyaki restaurants, nationwide. Benihana is negotiating with a national restaurant supply company to provide beef, poultry, seafood and other commodities, a move that is expected to limit price increases and provide greater efficiency and product cost control. A pilot program, designed to identify vendor service issues prior to a national rollout of the program, is already underway in south Florida teppanyaki locations. Benihana also has entered into a national supply agreement with Pepsi for soft-drink beverages.

           Results for the first fiscal quarter are expected to be announced in the week of August 23, 2004, following which a regular quarter conference call will also take place.

About Benihana

           Benihana, now in its 40th year and one of the nation's largest chains of Asian restaurants, currently operates 70 restaurants nationwide, including 57 Benihana teppanyaki restaurants, five Haru sushi restaurants, seven RA Sushi Bar Restaurants and one Doraku restaurant. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, that the contemplated transaction will not be consummated or will be consummated on different terms than those described, that the funds won't be utilized as anticipated, that the expected growth will not be achieved or not be profitable, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.